EXHIBIT 10.15

July 2, 2003

Dear Michael,

         This letter agreement formalizes our prior discussions and agreement on the terms of a severance arrangement, as previously agreed upon by the company's board of directors, in order to incent you to remain with the company. Virage, Inc. and you agree, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

         In the event that both (A) Virage, Inc. executes a definitive agreement for an acquisition, merger, consolidation, sale of all or substantially all of its assets, change in control transaction or other similar corporate reorganization, and (B) thereafter you are ever subject to termination or constructive termination by Virage, Inc. or its successor entity(ies), then Virage, Inc. and its successor entity(ies) shall immediately pay you, at a minimum, the greater of (a) six (6) months of your then-current base salary, or
(b) One Hundred Thousand Dollars (US $100,000). For purposes of this agreement, "constructive termination" includes, without limitation, (i) a reduction of your duties, title, authority, reporting structure or responsibilities, relative to your duties, title, authority, reporting structure or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, title, authority, reporting structure or responsibilities, or
(ii) a reduction in your base salary or bonus plan as in effect immediately prior to such reduction, or (iii) a reduction in the aggregate level of employee benefits to which you were entitled immediately prior to such reduction with the result that your aggregate benefits package is reduced, or (iv) the relocation of you to a facility or a location more than twenty-five (25) miles from your then present location, or (v) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of you. Any acquisition, merger, sale of all or substantially all of the assets, change in control transaction or other similar corporate reorganization of Virage, Inc. shall be subject to the successor entity agreeing in writing to assume and be bound by all the obligations of Virage, Inc. herein, to agree in writing to the assignment of this letter agreement to it, and to agree to bind any subsequent successor entities to it to these same obligations.

         This letter agreement supercedes and replaces the terms and conditions of any prior agreement, whether written or oral, related to your severance, including, but not limited to, a letter agreement dated August 12, 2002 between you and Virage, Inc which is hereby expressly terminated and rendered null and void and of no further effect. This letter agreement shall be governed by the laws of the state of California and both parties agree to the exclusive jurisdiction in the state and federal courts in San Francisco, California. The prevailing party in any legal action or proceeding related to this letter agreement shall recover its reasonable attorneys' fees incurred in connection therewith.

         Signatures below indicate both parties' assent and agreement to the terms and conditions of this letter agreement, and executes this letter agreement as of the date first set forth above.

                                                        Sincerely,
                                                        Virage, Inc.

                                                        /s/ Paul G. Lego

                                                        Paul G. Lego
                                                        C.E.O. & Chairman
                                                        Virage, Inc.

Agreed to and Accepted by:
Michael H. Lock

/s/ Michael H. Lock                                          July 2, 2003
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Signature                                               Date